Exhibit 2.1
UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF WISCONSIN
In Re:	Case No. 09-33318

CIB Marine Bancshares, Inc.,	Chapter 11

Debtor in Possession

DEBTOR’S PREPACKAGED PLAN OF REORGANIZATION

Carla O. Andres Timothy F. Nixon GODFREY & KAHN, S.C. 780 North Water Street Milwaukee, WI 53202 Telephone: (414) 273-3500 Facsimile: (414) 273-5198 candres@gklaw.com tnixon@gklaw.com

Proposed Counsel for CIB Marine Bancshares, Inc.

Dated:

July 16, 2009.

ARTICLE I DEFINITIONS, INTERPRETATION AND COMPUTATION OF TIME	2

1.1	Definitions	2
1.2	Interpretation; Application of Definitions and Rules of Construction	20
1.3	Computation of Time	21

ARTICLE II PROVISIONS FOR PAYMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	21

2.1	Administrative Claims	21
2.2	Priority Tax Claims	22
2.3	Full Settlement	22

ARTICLE III CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	22

3.1	Summary of Classification	22
3.2	Class Identification	22

ARTICLE IV PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS	23

4.1	Class 1 – Other Priority Non-Tax Claims	23
4.2	Class 2 – Unsecured Claims	23
4.3	Class 3 - TruPS Claims	23
4.4	Class 4 - Equity Interests	24
4.5	Alternate Treatment for Holders of Allowed Claims	24

ARTICLE V IDENTIFICATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN	24

5.1	Special Provision Governing Unimpaired Claims	25
5.2	Acceptance or Rejection of the Plan	25
5.3	Contemplated Sale of the Company	25
5.4	Confirmation Pursuant to Sections 1129 (a)(10) and 1129(b) of the Bankruptcy Code	25
5.5	Controversy Concerning Impairment	25

ARTICLE VI MEANS FOR IMPLEMENTATION OF THE PLAN	25

6.1	Continuing Existence	25
6.2	Dissolution of the Trusts and Distribution of the Debentures	25
6.3	Professional Fee Reserve	26
6.4	Professional Fee Reserve Amount	26
6.5	Administration of the Plan	26
6.6	Certain Regulatory Actions	26
6.7	Distributions under the Plan	26
6.8	Retention of Professionals by the Reorganized Debtor	27
6.9	Reserve for Plan Expenses	27

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6.10	Disputed Claims Reserve	27
6.11	The Creditors’ Fund	27
6.12	The Creditors’ Trust	27
6.13	Issuance of Preferred Shares	27
6.14	Section 1145 Exemption	28
6.15	Cancellation of Securities and Agreements	28
6.16	Other Accounts	29
6.17	Causes of Action: Preservation, Retention and Authority	29
6.18	Closing of the Chapter 11 Case	29
6.19	Disputed Claims and Equity Interests	29

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS	30

7.1	Disbursing Agent.	30
7.2	Delivery of Distributions	31
7.3	Manner of Payment Under the Plan	31
7.4	Setoffs and Recoupment	31
7.5	Initial Distribution	31
7.6	Date of Distributions	31
7.7	Minimum Distributions	32
7.8	Unclaimed Property	32
7.9	Withholding Taxes, Tax Allocations and Tax Treatment	32
7.10	Fractional Cents	32

ARTICLE VIII PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN	32

8.1	Disputed Claims Process	32
8.2	Disputed Amounts in Debtor’s Records and Books	33
8.3	No Distributions Pending Allowance	33
8.4	Distributions After Allowance	33
8.5	Excess Funds in the Disputed Claim Reserve	34

ARTICLE IX TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	34

9.1	Assumption or Rejection of Contracts and Leases	34
9.2	Bar to Rejection Damage Claims	34
9.3	Indemnification Obligations	34

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	35

10.1	Conditions Precedent to Confirmation	35
10.2	Conditions Precedent to Consummation of the Plan	35
10.3	Waiver of Conditions Precedent	35
10.4	Effect of Failure of Conditions	36
10.5	Alternatives to Confirmation and Consummation of the Plan	36

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ARTICLE XI EFFECT OF CONFIRMATION	36

11.1	Vesting of Assets	36
11.2	Discharge of Claims	36
11.3	Term of Injunctions or Stays	37
11.4	Indemnification Obligations	37

ARTICLE XII RETENTION OF JURISDICTION	37

ARTICLE XIII MISCELLANEOUS PROVISIONS	39

13.1	Payment of Statutory Fees	39
13.2	Modification of Plan	39
13.3	Section 1146 Exemption	39
13.4	Administrative Expenses Incurred After the Confirmation Date	40
13.5	Section 1125(e) of the Bankruptcy Code	40
13.6	Compliance with Tax Requirements	40
13.7	Severability of Plan Provisions	40
13.8	Notices	40
13.9	Binding Effect	42

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INTRODUCTION

CIB Marine Bancshares, Inc. (the “Company” or the “Debtor”) proposes the following Prepackaged Plan of Reorganization (the “Plan”) for the resolution of outstanding Claims against, and Equity Interests in, the Debtor pursuant to Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.  Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings ascribed to such terms in Section 1.1 of the Plan.  Reference is made to the Disclosure Statement for a discussion of the Debtor’s history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I
DEFINITIONS, INTERPRETATION AND COMPUTATION OF TIME

1.1

Definitions.  Except as otherwise defined in this Plan, in the terms and conditions set forth below, and as used in the Plan, capitalized terms have the meanings set forth below; or, as defined in the text of the Plan.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

382(1)(5) Exception	has the meaning set forth in the Disclosure Statement, Article XI, Section A.4.
382(1)(6) Exception	has the meaning set forth in the Disclosure Statement, Article XI, Section A.4.
5% Entity	has the meaning set forth in the Disclosure Statement, Article XI, Section A.4.
Accrued But Untaxed Interest	means interest that has accumulated since a principal investment or since the previous interest payment that has not been paid or taxed.
Accrued Professional Compensation

means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by a Professional through and including the Confirmation Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount which such fees or expenses are reduced or denied shall no longer constitute Accrued Professional Compensation.
Administrative Expense Claim

means any right to payment constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the estate or operating the business of the Debtor, (b) all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330, 331 or 503 of the Bankruptcy Code, and (c) fees or charges assessed against the estate of the Debtor under Section 1930 of Chapter 123 of Title 28 of the United States Code, the total of which is not anticipated to exceed $500,000.

Affiliate	has the meaning set forth in section 101(2) of the Bankruptcy Code.
Allowed

means, with respect to Claims or Equity Interests, (a) any Claim against or Equity Interest in the Debtor, proof of which is timely filed, or by order of the Bankruptcy Court is not or will not be required to be filed, (b) any Claim or Equity Interest that has been or is hereafter listed in the Schedules as neither disputed, contingent or unliquidated, and for which no timely filed proof of claim or interest has been filed, or (c) any Claim or Equity Interest allowed pursuant to the Plan; provided, however, that with respect to any Claim or Equity Interest described in clauses (a) or (b) above, such Claim or Equity Interest shall be allowed only if (i) no objection to allowance thereof has been interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or (ii) such an objection is so interposed and such Claim or Equity Interest shall have been allowed by a Final Order (but only if such allowance was not solely for the purpose of voting to accept or reject the Plan).  Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, “Allowed” in reference to a Claim shall not include (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

Applicable Banking Laws

means any and all laws of the United States and of any state applicable to the Debtor and its subsidiaries governing the organization, operation, business, insurance of deposits, merger, acquisition, control, reorganization, dissolution or liquidation of commercial banks, including without limitation, the FDIA, the CIBCA, the BHCA, the Illinois Banking Law (and the Wisconsin Banking Law when the term “Applicable Banking Law” is used to refer to periods prior to the effective date of the Bank Merger) and in each case includes all regulations thereunder and any laws or regulations successor thereto.

ARRA	means the American Recovery and Reinvestment Act of 2009.
Articles of Amendment	means the Articles of Amendment to the Company’s Articles of Incorporation establishing and setting forth the relative rights and preferences of the Company Preferred Stock.
Articles of Incorporation	means the Company’s Articles of Incorporation filed with the WDFI Corporations Division.
Baker Tilly	means Baker Tilly Valuation, LLC.
Ballot

means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

Bank Regulators

means any federal or state agency or department having supervisory authority over any aspect of the business of banking or the enforcement of the Applicable Banking Laws, including without limitation, the FDIC, the Reserve Board, and the IDBRE.

Bankruptcy Code	means Title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.
Bankruptcy Court

means the United States Bankruptcy Court for the Eastern District of Wisconsin having jurisdiction over the Chapter 11 Case and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States Bankruptcy Court for the Eastern District of Wisconsin, the United States District Court for the Eastern District of Wisconsin.

Bankruptcy Event	has the meaning set forth in the Disclosure Statement, Article II, Section A.3(a)(vii).
Bankruptcy Rules	means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.
Banks	means for historical periods prior to the effective date of the Merger, CIB Bank together with Marine Bank.
BHCA	means the Bank Holding Company Act of 1956, as amended.
Blue Sky Law	means the applicable securities laws of any state and regulations thereunder.
Business Day	means any day other than a Saturday, Sunday or any “Legal Holiday” as defined in Bankruptcy Rule 9006(a).
C&D	means the Cease and Desist Order issued to Marine Bank by the FDIC and the WDFI that became effective on April 24, 2009.
Cash	means legal tender of the United States of America and equivalents thereof.
Causes of Action

means, without limitation, any and all claims, actions, adversary proceedings, causes of action (including those arising under Chapter 5 of the Bankruptcy Code), liabilities, obligations, rights, suits, debts, sums of money, damages, judgments and demands whatsoever, whether pending or not pending, known or unknown, disputed or undisputed, legal or equitable, absolute or contingent.

Chapter 11 Case	means the Chapter 11 case pending for Debtor under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.
CIB	means Central Illinois Bank.
CIBCA	means the Change in Bank Control Act of 1978, as amended.
CIBM Bank	means CIB Marine Bank, the surviving entity post-merger of Marine Bank with and into CIB Bank.
Claim	has the meaning set forth in section 101(5) of the Bankruptcy Code.

Claim Holder	means the Holder of an Allowed Claim.
Claims Objection Bar Date	means, for all Claims, 60 days after the Effective Date or such later date as provided for by Final Order of the Bankruptcy Court, which Final Order may be entered without further notice.
Class	means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan, pursuant to section 1122(a) of the Bankruptcy Code.
Class Voting Rights	means voting rights that my not be denied the holders of the Company Preferred Stock under the WBCL.
COD	means cancellation of indebtedness income.
Collateral	means any property of the Debtor that is subject to a valid and enforceable lien to secure a Claim.
Committee or Committees	means any official committee (and any and all subcommittees thereof) appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.
Common Securities	means the common securities of each of the Trusts initially sold and issued to the Debtor upon creation of the Trusts.
Company	means CIB Marine Bancshares, Inc.
Company Guarantees

means the Guarantee Agreements between the Debtor and the respective Guarantee Trustees dated March 23, 2000 (relating to Trust I), September 7, 2000 (relating to Trust III), February 22, 2001 (relating to Trust IV), and September 27, 2002 (relating to Trust V) pursuant to which, in each case, the Debtor guaranteed payment of Distributions to the TruPS holders to the extent the Institutional Trustee has funds available to make such Distributions and fails to do so.

Company Preferred Stock	means the Series A Preferred Stock and the Series B Preferred Stock.
Confirmation

means the entry of the Confirmation Order on the docket of
the Chapter 11 Case, subject to all conditions specified in
Article X  of the Plan having been (a) satisfied; or (b) waived pursuant to Article X hereof.

Confirmation Date	means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case, within the meaning of the Bankruptcy Rules 5003 and 9021.
Confirmation Hearing	means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
Confirmation Order	means the order of the Bankruptcy Court Confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
Consent Solicitation	means the Debtor’s written solicitation of the consent of the TruPS holders to the Restructuring pursuant to a document dated March 16, 2009.
Consummation	means the occurrence of the Effective Date.
Conversion Election	has the meaning set forth in the Disclosure Statement, Article IV, Section C.3(f)(iii).
CPP	means the Capital Purchase Program under TARP.
CRA	means the Community Reinvestment Act, 12 U.S.C. § 2901 et seq.
Creditor	means the Holder of a Claim against the Debtor or the Estate.
Creditors’ Fund	means a fund, created on the Effective Date, containing all Cash not deposited into the Disputed Claims Reserve Fund or the Expense Reserve.
Creditors’ Trust

means the Trust established by order of the Bankruptcy Court, pursuant to which the CT Trustee shall hold shares of Company Preferred Stock in trust for the CT Beneficiaries in accordance with the terms of the Creditors’ Trust Agreement.

Creditors’ Trust Agreement	means the trust agreement between the Debtor and the CT Trustee establishing the Creditors’ Trust.
CT Beneficiary

means a Holder of a TruPS Claim that demonstrates, to the satisfaction of the Debtor and the Bankruptcy Court, that it is prohibited by applicable law or its organizational documents from shares of Company Preferred Stock directly.

CT Termination Date	means the date on which the Creditors’ Trust terminates in accordance with its terms.
CT Trustee	means the person appointed by the Company to serve as trustee of the Creditors’ Trust and any successor thereto.
CT Trust Estate

means those shares of Company Preferred Stock that would otherwise be issuable to CT Beneficiaries but for their participation as beneficiaries of the Creditors’ Trust, together with the proceeds from the disposition of all or any part of the Trust Estate and any interest, dividends or other earnings thereon.

Cure Claim

means a Claim based upon the Debtor’s defaults, if any, on any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code.

D&O Liability Insurance Policies	means all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtor as of the Petition Date.
Debentures	means, collectively, the Series I Debentures, the Series III Debentures, the Series IV Debentures and the Series V Notes.
Debenture Issuer	is a term used to refer to the Company in Declarations I, III and IV.
Debtor	means CIB Marine Bancshares, Inc. in its individual capacity as a debtor in the Chapter 11 Case.
Debtor’s Counsel	means Godfrey & Kahn, S.C.
Declaration I	means the Amended and Restated Declaration of Trust for Trust I dated as of March 23, 2000.
Declaration III	means the Amended and Restated Declaration of Trust for Trust III dated as of September 7, 2000.
Declaration IV	means the Amended and Restated Declaration of Trust for Trust IV dated as of February 22, 2001.
Declaration V	means the Amended and Restated Declaration of Trust for Trust V dated as of September 27, 2002.

Deferral Periods	means the periods during which the Company was permitted to defer the payment of interest on the Debentures pursuant to the respective indentures.
Depositor	is the term used to refer to the Company in Declaration V (see the definition of “Sponsor” herein).
DGP	means the Debt Guarantee program under TARP.
Disbursing Agent	means the Reorganized Debtor, or any Person chosen by the Reorganized Debtor to make or facilitate distributions pursuant to the Plan.
Disclosure Statement

means the Disclosure Statement for the Debtor’s Prepackaged Plan of Reorganization dated July 16, 2009, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

Disputed	means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest that is not yet Allowed.
Disputed Claim Reserve	means the reserve established and maintained by the Plan Agent for all Disputed Claims.
Distribution Date	means the date or dates on which any of the Initial Distribution, any subsequent distributions, or the Final Distribution are made.
Distributions

means the distributions to the Holders of the TruPS (and, where applicable, the Company as Holder of the Common Securities) of amounts received by the Institutional Trustees in respect of interest, principal and premium, if any, on the Debentures held by the Trust required pursuant to the respective Declarations.

Early Termination Event	has the meaning set forth in the Disclosure Statement, Article II, Section A.3(a)(vi).
EESA	means the Emergency Economic Stabilization Act of 2008.

Effective Date

means the date that is eleven (11) days after the Confirmation Date, or if such date is not a Business Day, the next succeeding Business Day, or such later date after the Confirmation Date as determined by the Debtor so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if on or prior to such date, all conditions to the Effective Date set forth in Article X of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived or such later date as the Debtor may determine.

Entity	has the meaning set forth in section 101(15) of the Bankruptcy Code.
Equity Interest

means any share of common stock, preferred stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date, including any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising therefrom.

ESOP	means the CIB Marine Bancshares, Inc. Employee Stock Ownership Plan and Trust, terminated by the Company on December 18, 2008.
Estate	means the estate created for the Debtor in its Chapter 11 Case pursuant to Bankruptcy Code section 541.
Estate Funds	means all Cash that is Property of the Estate and all Cash that constitutes proceeds from Property of the Estate, wherever located and whenever acquired.
Event of Default	has the meaning set forth in the Disclosure Statement, Article II, Section A.3(a)(vi).
Exchange Act	means the Securities Exchange Act of 1934, as amended.
Executory Contract	means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
Expense Reserve	shall have the meaning set forth in Section 6.9 of the Plan.

Failed Remarketing

means the inability of the CT Trustee to engage a Remarketing Agent on the terms described in the Creditors’ Trust Agreement or the inability of the Remarketing Agent to successfully remarket the Company Preferred Stock by the Remarketing Deadline.

FASB	means the Financial Accounting Standards Board.
FDIA	means the Federal Deposit Insurance Act of 1950, as amended.
FDIC	means the Federal Deposit Insurance Corporation.
FDICIA	means the Federal Deposit Insurance Corporation Improvement Act of 1991, 12 U.S.C. § 1811 et. Seq., as amended.
Fee Claim	means a Claim for Accrued Professional Compensation.
File, Filed or Filing	means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Case, in accordance with the provisions of Rule 5005 of the Bankruptcy Rules.
Final Distribution	means the last distribution of Cash or other proceeds from the liquidation of the Property of the Estate to Creditors under the Plan.
Final Order

means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

First Day Motions	has the meaning set forth in the Disclosure Statement, Article III, Section C.3.
FRB	means the Federal Reserve Board.
GLBA	means the Gramm-Leach-Bliley Act.
Governmental Unit	means a governmental unit as such term is defined in Bankruptcy Code section 101(27).
Guarantee Payments	means payments due under the Company Guarantees.
Guarantee Trustee

means (i) in respect of Trusts I and V, the Bank of New York – Mellon, and (ii) in respect of Trusts III and IV, U.S. Bank, N.A., as successor Trustee to State Street Bank and Trust Company of Connecticut, National Association.

Holder	means any person or entity holding a Claim or an Equity Interest.
IDBRE	means the Illinois Department of Financial and Professional Regulation, Division of Banks and Real Estate.
IRS	means the Internal Revenue Service
Illinois Banking Law

means Chapter 205 of the Illinois Compiled Statutes governing the organization and operation of commercial banks in the State of Illinois, together with any regulations promulgated by the IDBRE thereunder.

Impaired	means, with respect to any Claim or Equity Interest, “impaired”, as defined in Bankruptcy Code section 1124.
Indemnification Provision

means each of the Debtor’s indemnification provisions currently in place whether in the bylaws, articles of incorporation, other formation documents, board resolutions or employment contracts for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtor.

Indenture	means any of Indenture I, Indenture III, Indenture IV or Indenture V, collectively, the “Indentures.”
Indenture I	means the Indenture dated as of March 23, 2000 between the Debtor and the Bank of New York, as Trustee, pursuant to which the Debtor issued the Series I Debentures.

Indenture III

means the Indenture dated as of September 7, 2000 between the Debtor and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, pursuant to which the Debtor issued the Series III Debentures.

Indenture IV

means the Indenture dated as of February 22, 2001 between the Debtor and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, pursuant to which the Debtor issued the Series IV Debentures.

Indenture V	means the Indenture dated as of September 27, 2002 between the Debtor and the Bank of New York, as Trustee, pursuant to which the Debtor issued the Series V Notes.
Indenture Event of Default	has the meaning set forth in the Disclosure Statement, Article II, Section A.3(a)(vi).
Indenture Trustee

means (i) in respect of Indentures I and V, the Bank of New York – Mellon, and (ii) in respect of Indentures III and IV, U.S. Bank, N.A., as successor Trustee to State Street Bank and Trust Company of Connecticut, National Association.

Initial Distribution	has the meaning set forth in Article VII of the Plan.
Initial Distribution Date	means the date upon which the Initial Distribution occurs.
Insider	has the meaning set forth in section 101(31) of the Bankruptcy Code.
Insider Claim	means the Claim of any Insider.
Institutional Trustee

means (i) in respect of Indentures I and V, the Bank of New York – Mellon, and (ii) in respect of Indentures III and IV, U.S. Bank, N.A., as successor Trustee to State Street Bank and Trust Company of Connecticut, National Association.

Interim Compensation Order

means an order of the Bankruptcy Court allowing Professionals to seek interim compensation in accordance with the procedures approved therein, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

Irregular Ballot	means any Ballot that does not conform to the Voting Instructions or that contains any form of irregularity.
Lien	has the meaning set forth in section 101(37) of the Bankruptcy Code.

Liquidation Amount	has the meaning set forth in the Disclosure Statement, Article IV, Section C.3(b).
Liquidation Analysis	means the analysis set forth in Exhibit D, demonstrating the likely proceeds to be received by the Debtor and its creditors in a Chapter 7 liquidation.
MOU	means the January 2003 Memorandum of Understanding between the Company, IDBRE and the FDIC.
Merger	Means the merger of Marine Bank with and into CIB Bank effective June 27, 2009.
NOLs	means the amount of the Company’s consolidated current year net operating losses and net operating loss carryforwards.
Note Event of Default	has the meaning set forth in the Disclosure Statement, Article II, Section A.3(a)(vi).
OCP	means certain Professionals utilized in the ordinary course of the Company’s business.
Other Priority Non-Tax Claims	means Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims).
OTTI	means investments that are classified as “other-than- temporarily impaired” under US GAAP.
PATRIOT Act	means the U.S. PATRIOT Act of 2001 and its implementing regulations.
Person

means a natural person, or any legal entity or organization
including, without limitation, any corporation, partnership (general or limited), limited liability company, business trust, unincorporated organization or association, joint stock company, trust, association, governmental body (or any agency, instrumentality or political subdivision thereof), or any other form of legal entity.

Petition Date	means the date on which the Debtor Files its petition for relief commencing the Chapter 11 Case.
Pink Sheets	means the Pink Sheet Electronic OTC Market.

Plan	means this Debtor’s Prepackaged Plan of Reorganization, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.
Plan Expenses

means all actual and necessary costs and expenses incurred in connection with the administration of the Plan, and, to the extent authorized by the Plan, and any Professionals retained by the Post-Confirmation Debtor.

Plan Supplement

means the compilation of documents and forms of documents, schedules and exhibits to the Plan, if any, to be Filed prior to the Confirmation Hearing, as amended, supplemented or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules.

Plan Supplement Filing Date	means no later than fourteen (14) days before the date of the Confirmation Hearing.
Priority Tax Claim	means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
Priority Tax Claims Bar Date	means the first Business Day that is 180 days after the Effective Date.
Professional

means any professional person employed in the Chapter 11 Case pursuant to Bankruptcy Code sections 327 or 1103 or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Bankruptcy Code section 503(b)(4) or any attorney, accountant, appraiser, or broker engaged by the Post-Confirmation Debtor for purposes of helping the Debtor administering the Plan.

Professional Fee Escrow Account

means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtor on and after the Effective Date solely for the purpose of paying all Allowed and unpaid Fee Claims.

Professional Fee Reserve Amount	means the aggregate Accrued Professional Compensation through the Confirmation Date as estimated by the Professionals in accordance with Section 6.4 of the Plan.
Proof of Claim	means a Proof of Claim filed against the Debtor in the Chapter 11 Case.

Projections	has the meaning set forth in the Disclosure Statement, Article VI, Section D.
Property

means all property of the Estate of any nature whatsoever, real or personal, tangible or intangible, previously or now owned by the Debtor, or reacquired by the Estate, as defined in Bankruptcy Code section 541.

Ratable Share

means, with reference to any distribution on account of any Allowed Claim or Allowed Equity Interest in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Equity Interest bears to the aggregate amount of all Allowed Claims or Allowed Equity Interest in that Class.

Remarketing	the process stated in the Creditors’ Trust Agreement for the CT Trustee to dispose of the Company Preferred Stock by the Remarketing Deadline.
Remarketing Agent	means Stifel, or such other Person as may be designated as the “Remarketing Agent” under the Creditors’ Trust Agreement
Remarketing Date	means March 8, 2029.
Remarketing Deadline	means March 8, 2030.
Reorganized Debtor	means CIB Marine Bancshares, Inc., following the entry of the Final Order confirming this Plan.
Reserve Bank	means the Federal Reserve Bank of Chicago.
Reserve Bank Agreement

means the 2004 agreement between the Company and the Reserve Bank, requiring the Company to maintain  sufficient capital positions at the Banks, as more fully described in the Disclosure Statement, Article II, Section A.2(i)(iv).

Restructuring	means the plan of restructuring described in the Consent Solicitation.
Schedules

means the schedules of assets and liabilities, the list of Holders of Equity Interests, and the statement of financial affairs Filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

SEC	means the United States Securities and Exchange Commission.
Secured

means when referring to a Claim:  (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.

Secured Claim	means a Claim that is Secured.
Secured Tax Claim

means a claim for property taxes that is secured by a lien on property in which the Estate has an interest to the extent of the value of the interest of the Holder of such a Claim in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code sections 506(a) and, if applicable, 1129(b).

Securities Act	means the Securities Act of 1933, as amended.
Series A Preferred Stock

means the Debtor’s 7.00 Percent Perpetual Noncumulative Nonvoting Nonconvertible Preferred Stock, Series A, having the relative rights and preferences set forth in the Articles of Amendment, of which 55,624 shares are authorized.

Series B Preferred Stock

means the Debtor’s 7.00 Percent Perpetual Noncumulative Nonvoting NonConvertible Preferred Stock, Series B, having the relative rights and preferences set forth in the Articles of Amendment, of which 4,376 shares are authorized.

Series I Debentures	means the $10,310,000 10 7/8% Junior Subordinated Deferrable Interest Debentures due 2030 issued by the Debtor on March 23, 2000 pursuant to Indenture I.
Series III Debentures	means the $15,464,000 10.60% Junior Subordinated Deferrable Interest Debentures due 2030 issued by the Debtor on September 7, 2000 pursuant to Indenture III.
Series IV Debentures	means the $15,464,000 10.20% Junior Subordinated Deferrable Interest Debentures due 2031 issued by the Debtor on February 22, 2001 pursuant to Indenture IV.

Series V Notes	means the $20,619,000 Floating Rate Junior Subordinated Notes due 2032 issued by the Debtor on September 27, 2002 pursuant to Indenture V.
Solicitation	means the Company’s solicitation of the vote of Class 3 TruPS Claim Holders on the Plan.
Solicitation Package

means the materials contained in the written Solicitation including the Ballot, Voting Instructions, a pre-addressed postage paid envelope, and the Disclosure Statement with all Exhibits, including the Plan.

SOX	means the Sarbanes-Oxley Act of 2002.
Sponsor	is the term used to refer to the Company in Declarations I, III and IV (see the definition of “Depositor” herein).
Stifel	means Stifel, Nicolaus & Company, Incorporated, or its successor by merger.
Subordinated

means, when used with reference to the Debentures, the subordination of each series of Debentures in right and priority of payment to all indebtedness of the Debtor other than indebtedness to any affiliate (including indebtedness under the Debentures) and any indebtedness that by its terms ranks junior to or pari passu with the Debentures.

TAGP	means the Transaction Account Guarantee Program under TARP.
TARP	means the Troubled Asset Relief Program.
Tax Code	means the Internal Revenue Code of 1986, as amended.
Tier 1 Capital	means common equity and preferred equity with certain characteristics in a bank or bank holding company that qualify for treatment as “Tier 1 Capital” under Applicable Banking Laws.
Tier 2 Capital

means preferred equity (other than preferred equity that may be treated as “Tier 1 Capital”) and certain debt and other interests in a bank or bank holding company that qualify for treatment as “Tier 2 Capital” under Applicable Banking Laws.

TLGP	means the Temporary Liquidity Guarantee Program under TARP.

Total Risk-Based Capital Ratio	has the meaning set forth in the Disclosure Statement, Article IX, Section D.1(c).
Treasury Department	means the United States Department of the Treasury.
TruPS	means the preferred securities issued by the Trusts.
TruPS Claims

means those Claims of the respective beneficial owners of the TruPS issued by Trusts I, III, IV and V in each case equal in amount to the pro-rata stated liquidation amount of the TruPS held by a beneficial owner thereof plus accrued and unpaid interest thereon, or for an identical amount of principal and accrued unpaid interest on a pro-rata portion of the Debentures in the event and at such time as such pro-rata portion is distributed to such beneficial owner upon dissolution of the Trusts under the terms of the applicable Declaration.

Trust(s)	means Trust I, Trust III, Trust IV, and Trust V, collectively.
Trust I

means CIB Marine Capital Trust I created under the Delaware Business Trust Act pursuant to a Declaration of Trust dated as of March 7, 2000 (as amended and restated by Declaration I) and a Certificate of Trust filed with the Secretary of State of the State of Delaware on March 10, 2000.

Trust III

means CIB Statutory Trust III created under the Connecticut Statutory Trust Act pursuant to a Declaration of Trust dated as of August 25, 2000 (as amended and restated by Declaration III) and a Certificate of Trust filed with the Secretary of State of the State of Connecticut on August 28, 2000.

Trust IV

means CIB Statutory Trust IV created under the Connecticut Statutory Trust Act pursuant to a Declaration of Trust dated as of January 26, 2001 (as amended and restated by Declaration IV) and a Certificate of Trust filed with the Secretary of State of the State of Connecticut on January 29, 2001.

Trust V

means CIB Statutory Trust V created under the Delaware Business Trust Act pursuant to a Trust Agreement dated as of September 20, 2002 (as amended and restated by Declaration V) and a Certificate of Trust filed with the Delaware Secretary of State on September 20, 2002.

Unexpired Lease	means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

Unimpaired	means, with respect to any Claim or Equity Interest, that such Claim or Equity Interest is not Impaired within the meaning of section 1124 of the Bankruptcy Code.
Unsecured Claim	means any Claim against the Debtor other than an Administrative Expense Claim, an Other Priority Non-Tax Claim, a Priority Tax Claim, a TruPS Claim or a Secured Claim.
Unsecured Creditor	means any creditor holding an Unsecured Claim.
US GAAP	means the Generally Accepted Accounting Principles applicable in the United States.
Voting Deadline	means August 17, 2009 at 5:00 p.m. (Prevailing Central Time)
Voting Instructions	means the instructions attached to each Ballot, Article V, Section C of the Disclosure Statement.
Voting Record Date	July 15, 2009.
Voting Report	means the tabulation of Ballots received by the Voting Deadline prepared by Debtor’s Counsel.
Voting Trigger Event	has the meaning set forth in the Disclosure Statement, Article IV, Section C.3(e)(iii).
WBCL	means the Wisconsin Business Corporation Law (Ch. 180 Wis. Stats.).
WDFI Banking Division	Means the Wisconsin Department of Financial Institutions, Division of Banking.
WDFI Corporations Division	means the Wisconsin Department of Financial Institutions, Division of Corporate and Consumer Services.
Wisconsin Banking Law

means Chapter 221 of the Illinois Statutes governing the organization and operation of commercial banks in the State of Wisconsin, together with any regulations promulgated by the WDFI Banking Division thereunder.

Withdrawal Request	has the meaning set forth in the Disclosure Statement, Article IV, Section C.9(f).

1.2

Interpretation; Application of Definitions and Rules of Construction.  For purposes of the Plan, unless otherwise provided herein: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (ii) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (iii) a reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan; (iv) any reference to an entity as a Holder of a Claim includes that entity’s successor assigns, and affiliates; (v) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (vi) the words “herein,” “hereunder,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vii) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (viii) subject to the provisions of any contract, articles of incorporation, code of regulations, similar constituent documents, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules, and (ix) the rules of construction set forth in Bankruptcy Code section 102 will apply.

1.3

Computation of Time.  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II
PROVISIONS FOR PAYMENT OF ADMINISTRATIVE CLAIMS
AND PRIORITY TAX CLAIMS

2.1

Administrative Claims.

(a)

Administrative Claims Other Than Fee Claims.  Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full, in Cash, the unpaid portion of such Allowed Administrative Claim in accordance with the terms of the applicable contract or agreement governing such Claim, if any, or otherwise in the ordinary course of business.

(b)

Fee Claims.  Professionals or other Persons asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtor and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date.  Objections to any Fee Claim must be Filed and served on the Reorganized Debtor and the requesting party by the later of (x) 45 days after the Effective Date or (y) 30 days after the Filing of the applicable request for payment of the Fee Claim.  To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.

2.2

Priority Tax Claims.  Subject to the requirements of Section 2.3 of the Plan, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtor prior to the Effective Date, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash in an amount equal to such Claim on, or as soon as practicable after, the later of the Effective Date or the date such Priority Tax Claim becomes an Allowed Priority Tax Claim.  The Debtor believes there are no Priority Tax Claims.

2.3

Full Settlement.  The distributions provided for in this Article II are in full settlement, release and discharge of all Administrative Expense Claims, existing as of the Effective Date of the Plan.

ARTICLE III
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1

Summary of Classification.  All Claims and Equity Interests, other than Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes.  A Claim or Equity Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3.2

Class Identification.  Claims against and Equity Interests in the Debtor are classified for all purposes, including voting, Confirmation and distribution pursuant to the Plan as follows:

Class	Status	Voting Rights
Class 1 – Other Priority Non-Tax Claims	Unimpaired	Not entitled to vote. Deemed to accept.

Class 2 – Unsecured Claims	Unimpaired	Not entitled to vote. Deemed to accept.

Class 3 – TruPS Claims	Impaired	Entitled to vote

Class 4 – Equity Interests	Unimpaired	Not entitled to vote. Deemed to accept.

Administrative Expense Claims and Priority Tax Claims have not been classified (as set forth in Article II hereof) and are excluded from the foregoing Classes in accordance with section 1123(a)(l) of the Bankruptcy Code.

ARTICLE IV
PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1

Class 1 – Other Priority Non-Tax Claims.

(a)

Classification:  Class 1 consists of all Other Priority Non-Tax Claims.

(b)

Treatment:  Class 1 is unimpaired by the Plan.  On the later of the Effective Date or the date on which such Other Priority Non-Tax Claim becomes an Allowed Other Priority Non-Tax Claim, or as soon as reasonably practicable thereafter, each Holder of an Allowed Priority Non-Tax Claim will receive in Cash the full amount of its Allowed Claim.

(c)

Voting:  Holders of Class 1 Other Priority Non-Tax Claims are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or to reject the Plan.

4.2

Class 2 – Unsecured Claims.  Class 2 consists of all Claims against the Debtor other than an Administrative Expense Claim, an Other Priority Non-Tax Claim, a Priority Tax Claim, a TruPS Claim or a Secured Claim. (“Unsecured Claims.”)

(a)

Classification:  Class 2 consists of Unsecured Claims.

(b)

Treatment:  Class 2 is unimpaired by the Plan.  All Class 2 Claim Holders shall be paid in full, in Cash, or otherwise receive such treatment as to render such Holder Unimpaired.  An Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Case (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Unsecured Claim, or (ii) in accordance with the course of practice or dealing between the Debtor and such Holder with respect to such Unsecured Claim.

(c)

Voting:  Holders of Class 2 Unsecured Claims are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or to reject the Plan.

4.3

Class 3 - TruPS Claims.

(a)

Classification:  Class 3 consists of those Claims of the respective beneficial owners of the TruPS issued by Trusts I, III, IV and V in each case equal in amount to the pro-rata stated liquidation amount of the TruPS held by a beneficial owner thereof plus accrued and unpaid interest thereon, or for an identical amount of principal and accrued unpaid interest on a pro-rata portion of the Debentures in the event and at such time as such pro-rata portion is distributed to such beneficial owner upon dissolution of the Trusts under the terms of the applicable Declaration.  The Holders of TruPS Claims are entitled to an aggregate of approximately $102.1 million.

(b)

Allowance:  The TruPS Claims shall be Allowed and deemed to be Allowed Claims in the amount of $102.1 million.  Such Allowed Claims shall not be subject to any avoidance, setoff, recharacterization, subordination (except as shall arise from the character of the Debentures as subordinated), counterclaims, cross-claims, defenses, disallowance, impairment or any other challenges and/or applicable law by any Person.

(c)

Treatment:  Class 3 is Impaired by the Plan.  In full and final satisfaction, settlement, release and discharge of, and in exchange for each TruPS Claim, each Holder of such TruPS Claim shall receive on or as soon as reasonably practicable, after the Effective Date, its Ratable Share of 100 percent of the Series A Preferred Stock and its Ratable Share of 100 percent of the Series B Preferred Stock.  On or within ten (10) days of the Effective Date, the Debtor will issue one or more certificates evidencing the Company Preferred Stock to Holders of TruPS Claims, or where applicable to the CT Trustee, as more fully set forth in Section 6.12, below.

(d)

Voting:  Entitled to vote.

4.4

Class 4 - Equity Interests.

(a)

Classification:  Class 4 consists of all Equity Interests in the Debtor.

(b)

Treatment:  Class 4 is unimpaired by the Plan.  All Holders of Class 4 Equity Interests will retain their Equity Interests, but shall not receive any distribution on account of such Equity Interests.

(c)

Voting:  Holders of Class 4 Equity Interests are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and Holders of Class 4 Equity Interests are not entitled to vote to accept or reject the Plan.

4.5

Alternate Treatment for Holders of Allowed Claims.  Notwithstanding the treatment provided for Holders of Allowed Claims in this Article IV, the Debtor and the Holder of an Allowed Claim may agree to other treatment of such Claim, including payment in Cash, provided that such treatment shall not provide a return having a present value in excess of the present value of the distribution that otherwise would be made to such Holder under Article IV hereof.

ARTICLE V
IDENTIFICATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED
AND UNIMPAIRED BY THE PLAN; ACCEPTANCE OR REJECTION OF THE PLAN

5.1

Special Provision Governing Unimpaired Claims.  Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor’s rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

5.2

Acceptance or Rejection of the Plan.

(a)

Presumed Acceptance of the Plan.  Classes 1, 2 and 4 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(b)

Voting Class.  Class 3 is Impaired under the Plan, and Holders of Class 3 Claims as of the Record Date are entitled to vote to accept or reject the Plan.

5.3

Contemplated Sale of the Company.  The Consummation of this Plan will result in a material reduction in the Company's debt, making the Company a more attractive acquisition target.  In the event of a sale of the Company, in any transaction in which the Company is not the surviving entity, the Company's overall enterprise value will accrue to the Holders of TruPS Claims to the extent of their liquidation preference in the Company Preferred Stock (except to the extent that they exercise their right to convert all or any portion of their Series B Preferred Stock to common stock).  If a sale of the Company cannot be achieved, this Plan further contemplates an orderly liquidation and sale of the assets, including CIBM Bank.

5.4

Confirmation Pursuant to Sections 1129 (a)(10) and 1129(b) of the Bankruptcy Code.  Section 1129(a)(10 of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The Debtor shall seek Confirmation of the Plan pursuant to section 1129 (b) of the Bankruptcy Code with Respect to any rejecting Class of Claims or Equity Interests.  The Debtor reserves the right to modify the Plan in accordance with Article XIII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

5.5

Controversy Concerning Impairment.  If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN

6.1

Continuing Existence.  From and after the Confirmation Date, the Debtor shall continue in existence, with all the powers of a corporation, pursuant to the applicable law in the jurisdiction in which Debtor is incorporated and pursuant to its respective articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such articles of incorporation and bylaws are amended by the Plan and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.  In the future, the Debtor may acquire other businesses or merge with another entity.

6.2

Dissolution of the Trusts and Distribution of the Debentures.  Upon a Bankruptcy Event, including the commencement of the Chapter 11 Case, each Trust is required to be dissolved in accordance with the terms of its respective Declaration.  The Institutional Trustee shall in each case distribute, pro rata to the holders of TruPS issued by such Trust in accordance with the terms of the applicable Declaration, the Company Debentures held by such

Trust in exchange for and in satisfaction of such TruPS holders’ claims for Distributions of their pro rata share of such principal and accrued unpaid interest.

6.3

Professional Fee Reserve.  On the Effective Date, the Reorganized Debtor shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals with respect to unpaid fees or expenses or for whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not be property or be deemed property of the Reorganized Debtor.  The Reorganized Debtor shall cause Accrued Professional Compensation to be paid in Cash to such Professionals from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order; provided that the Debtor’s or the Reorganized Debtor’s liability for Accrued Professional Compensation shall not be limited nor be deemed to be limited to the funds available from the Professional Fee Escrow Account.  When all Allowed Fee Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtor.

6.4

Professional Fee Reserve Amount.  On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtor.  If a Professional does not provide an estimate, the Reorganized Debtor may estimate the unpaid fees and expenses of such Professional.  The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional.

6.5

Administration of the Plan.  The Disbursing Agent shall administer the Plan on the Debtor’s behalf.  The Disbursing Agent will: (1) collect Estate Property, (2) pay the Estate’s Professionals, pursuant to Court order authorizing such payment; (3) adjust and pay post-Confirmation Claims against the Debtor; (4) prosecute and/or compromise and settle claims held by the Debtor against other parties, including, but not limited to claims, arising under Chapter 5 of the Bankruptcy Code; (5) disburse the distributions required by the Plan; and (6) carry out any other duties that the Debtor is required to perform under applicable law.

6.6

Certain Regulatory Actions.  Except as otherwise specifically provided herein, nothing in this Plan shall affect the C&D or the MOU or any regulatory or enforcement action not in conflict herewith instituted by the Banking Regulators at any time before or after the Effective Date.

6.7

Distributions under the Plan.  The Disbursing Agent shall make distributions to Claimants and Equity Interest Holders from the Creditors’ Fund in the manner and priority stated in the Plan.  Distributions within any class of priorities will not be made unless adequate reserve for Disputed Claims of like priority is retained by the Disbursing Agent.  The Creditors’ Fund will be chargeable with the actual, necessary expenses of administering the Plan, including insurance, accounting, and legal services performed for the Debtor to generate or administer the Creditors’ Fund.

6.8

Retention of Professionals by the Reorganized Debtor.  The Debtor will be authorized to retain attorneys, accountants, and other Professionals as necessary to implement the Plan, on any reasonable terms, without further order of the Bankruptcy Court.  The Debtor may retain counsel that previously represented the Debtor as Chapter 11 counsel or represented the Committee, and such prior representation shall not be deemed a conflict of interest.  The Reorganized Debtor may pay reasonable compensation to its retained Professionals without review or approval by the Bankruptcy Court.

6.9

Reserve for Plan Expenses.  Prior to making any distributions to Unsecured Creditors under the Plan, and as soon as practicable after the Effective Date, the Debtor may set aside, deduct and reserve an amount of Cash from Estate Funds that will be equal to the estimated amount of Plan Expenses (the “Expense Reserve”).  Any Cash in the Expense Reserve at the time of the closing of the Chapter 11 Case shall be distributed in accordance with the priority of payment set forth in the Plan.  In addition, nothing therein prevents or otherwise limits the Disbursing Agent’s right or authority to use any Estate Funds, for payment of Plan Expenses in the ordinary course after the Effective Date.

6.10

Disputed Claims Reserve.  Before making any distributions under the Plan and as soon as practicable after the Effective Date, the Debtor shall deposit from Cash an aggregate amount of Estate Funds sufficient to pay to each Holder of a Disputed Claim the amount such Holder would have received on the Effective Date if its Disputed Claim were an Allowed Claim; provided however, that the Debtor shall have no obligation to deposit any available Cash into the Disputed Claims Reserve Fund on account of Holders of Claims of any Class, until such time as the Holders of Claims in Classes ranking in higher priority under the Plan are paid, or funds are reserved to pay such claims, as provided for in the Plan.  Subject to the foregoing requirements, the Debtor shall transfer sufficient Available Cash to the Disputed Claims Reserve Fund so that, on any given Distribution Date, an amount equal to the amount Holders of Disputed Claims would have received on that date if they were Holders of Allowed Claims will be on deposit in the Disputed Claims Reserve Fund and available for distribution in the event of the allowance of such Disputed Claims.

6.11

The Creditors’ Fund.  On the Effective Date, or as soon as practicable thereafter, the Debtor will establish the Creditors’ Fund.  The Creditors’ Fund shall contain all Cash that is not deposited into the Disputed Claims Reserve Fund or the Expense Reserve.  Distributions to Holders of Allowed Claims shall be made from the Creditors’ Fund.

6.12

The Creditors’ Trust.  On the Effective Date, or as soon as practicable thereafter, the Debtor will establish the Creditors’ Trust.  The Creditors’ Trust shall hold the shares of Company Preferred Stock that are otherwise issuable to any Person who qualifies as a CT  Beneficiary and elects to be subject to the Creditors’ Trust and have its shares of Company Preferred Stock held by the CT Trustee thereunder.  The Creditors’ Trust will be governed by the Creditors’ Trust Agreement between the Debtor and the CT Trustee.

6.13

Issuance of Preferred Shares.  The issuance of Company Preferred Stock is authorized without the need for any further corporate action (other than the filing by the Debtor of Articles of Amendment to its Articles of Incorporation with WDFI-Corporate Division) or without any further action by a Holder of Claims or Equity Interests.  On or within ten (10) days of the Effective Date, the Company Preferred Stock shall be issued to the Holders of TruPS Claims or, where applicable, to the CT Trustee, pursuant to the terms hereof.  All of the shares of Company Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable.  Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

6.14

Section 1145 Exemption.  Pursuant to Section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated  by the Plan and all agreements incorporated herein, including the Company Preferred Stock, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities.  In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated herein, including the Company Preferred Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act; (2) compliance with the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; and (3) compliance with the Applicable Banking Laws, if any, applicable at the time of any future transfer of such securities or instruments, including without limitation, making appropriate filings with and obtaining necessary approvals from the Bank Regulators.  Notwithstanding the foregoing, if Section 1145 does not apply in the case of the offering of securities pursuant to a prepackaged solicitation, the Debtor will rely on Section 4(2) of the Securities Act which provides that the registration requirements of Section 5 of the Securities Act shall not apply to the offer and sale of a security in connection with transactions not involving any public offering.  By virtue of Section 18 of the Securities Act, Section 4(2) also provides that any state Blue Sky Law requirements shall not apply to such offer or sale.  In general, shares acquired from an issuer (such as the Debtor) in a transaction exempt under Securities Act § 4(2) may not be resold absent registration of such securities for resale or an available exemption from the registration requirements under the Securities Act.  If Securities Act § 4(2), rather than Section 1145 of the Bankruptcy Code, is applicable, then the shares of Company Preferred Stock issued under the Plan would be subject to the aforesaid restrictions on resale and would not be freely transferable in the United States or to, or for the account or benefit of , a U.S. person, as defined in Regulation S, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

6.15

Cancellation of Securities and Agreements.  On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtor under the Debentures and the related Indentures, under the Declarations and under the Company Guarantees, and any other share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of Debtor giving rise to any Claim or Interest (except such notes or other instruments or documents evidencing indebtedness or obligations of the Debtor that are specifically reinstated pursuant to the Plan), shall be canceled as to the Debtor, and the Reorganized Debtor shall not have any continuing obligations thereunder; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan as provided herein.  On the Effective Date, except to the extent otherwise provided herein, any indenture agreement or other instrument relating to any of the foregoing (including without limitation, Indenture I, Indenture III, Indenture IV, Indenture V, the Series I Debentures, the Series III Debentures, the Series IV Debentures, the Series V Notes, the Company Guarantees, Declaration I, Declaration III, Declaration IV and Declaration V), shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtor thereunder shall be fully released and discharged.

6.16

Other Accounts.  The Debtor may retain whatever bank accounts the Debtor has presently, and may establish one or more additional checking and/or interest-bearing accounts as it determines necessary and appropriate to effectuate the terms and provisions of this Plan.

6.17

Causes of Action: Preservation, Retention and Authority.  On the Effective Date, any rights, offsets, defenses, Claims or Cause of Action, belonging to the Debtor or its Estate, against any Person, including all those arising under state law and those arising under Chapter 5 of the Bankruptcy Code (the “Reserved Rights”), not otherwise compromised or released by the Plan, shall be preserved and retained by the Reorganized Debtor and may be exercised by the Reorganized Debtor for the benefit of the Holders of Allowed Claims and Equity Interests.  The Reorganized Debtor shall have full authority to prosecute and/or compromise and settle the Reserved Rights on behalf of the Estate without further Order of the Bankruptcy Court.  The Bankruptcy Court shall retain jurisdiction over any lawsuit initiated to enforce the Reserved Rights.  In addition, following Confirmation, any notice concerning the Reserved Rights must be served upon the president of the Reorganized Debtor and upon any person or entity who requests notice of hearings to compromise and settle.

6.18

Closing of the Chapter 11 Case.  When all Disputed Claims have become Allowed Claims, either by settlement or litigation, or have been disallowed by Final Order, and when all professional fee applications have been resolved, the Debtor may seek authority from the Bankruptcy Court to close the Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

6.19

Disputed Claims and Equity Interests.  Except as otherwise provided herein (including Section 8.1 and Section 8.2, hereof), Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim.  Instead, Debtor intends to make distributions, as required by the Plan, in accordance with the books and records of Debtor; provided, however, that Debtor and the Reorganized Debtor, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed by the Claims Objection Bar Date.  The Reorganized Debtor and all parties in interest shall retain the right to object to Claims and Equity Interests for a period of 60 days after the Effective Date.  The Bankruptcy Court shall retain jurisdiction over such objections.  Any Claim or Equity Interest to which no objection is filed by the 61st day after the Effective Date, shall be deemed to be Allowed in the amount shown on the Proof of Claim.  Once an objection to a Claim or Equity Interest is filed, the Claim or Equity Interest shall become a Disputed Claim or Equity Interest.  If any portion of a Claim or Equity

Interest is Disputed, no payment or distribution provided thereunder will be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest.  To the extent that a Disputed Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, a distribution on account of such Allowed Claim or Equity Interest will be made from the Disputed Claims Reserve to the Holder of such Allowed Claim or Equity Interest in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest becomes a Final Order, the Debtor shall provide to the Holder of such Claim or Equity Interest the distribution to which such Holder is entitled under the Plan as if the Disputed Claim or Equity Interest had been an Allowed Claim or Equity Interest on the Initial Distribution Date, without any post-Effective Date interest thereon.

For the avoidance of doubt:  Holders of Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim with respect to such Claims by the Priority Tax Claims Bar Date.

As Disputed Claims or Equity Interests become Allowed Claims, to the extent that the amount of Estate Funds reserved by the Debtor on account of any Disputed Claim or Equity Interest exceeds the amount that would be distributable on account of the Claim or Equity Interest which becomes an Allowed Claim or Equity Interest, then following distributions from the Disputed Claims Reserve Fund in accordance with the Plan, such excess shall be available to increase or replenish the Expense Reserve in the event that the Debtor deems such increase to be necessary, and to the extent that such excess Estate Funds do not constitute Cash.  Any amounts in the Disputed Claim Reserve Fund remaining after the last Disputed Claim or Equity Interest has become an Allowed Claim or Equity Interest shall be transferred to the Creditors’ Fund, pending Final Distribution.

When all Disputed Claims or Equity Interests have been resolved and either (a) all Property of the Estate has been liquidated or (b) the Debtor determines that any remaining assets of the Estate are not worth the cost of collection, the Debtor will (1) pay all outstanding Plan Expenses, and (2) make a Final Distribution of available Cash to Creditors or Equity Interest Holders in accordance with the terms and priorities of the Plan.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS

7.1

Disbursing Agent.  Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other Person designated by the Reorganized Debtor as a Disbursing Agent on the Effective Date.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.  The Disbursing Agent shall be empowered to:

(a)

effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan;

(b)

make all distributions contemplated hereby;

(c)

employ professionals to represent it with respect to its responsibilities; and

(d)

exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

7.2

Delivery of Distributions.  Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Equity Interest shall be made at the address of such Holder as set forth on the Schedules, most recent shareholder list, or on any Proof of Claim Filed by such Holder, whichever is applicable.  Unless the Debtor or Reorganized Debtor has been notified in writing of a change of address, then the address on a Proof of Claim, shareholder list, or the one listed in the Schedules is conclusively presumed to be the correct address of the Claimant (the “Proper Address”).  In the event that any mail is returned from the Holder of an Allowed Claim or Equity Interest on account that the mail at the Proper Address was “undeliverable,” then the Reorganized Debtor is entitled to hold any Estate Funds sent to such address for a period of ninety (90) days.  If the Holder of an Allowed Claim or Equity Interest entitled to a distribution which was returned on account of an undeliverable address does not contact the Debtor advising it of the correct address, in writing, within the ninety (90) day period, then any such distribution shall re-vest in the Reorganized Debtor and shall be distributed in accordance with the terms of this Plan, and the Claim of such Holder shall be barred forever.  However, interests in the Debentures shall not be cancelled merely because the Holder of the TruPS Claim failed to contact the Debtor.

7.3

Manner of Payment Under the Plan.  At the Debtor’s option, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

7.4

Setoffs and Recoupment.  The Reorganized Debtor may, but shall not be required to, set off against, or recoup from, any Claim the payments to be made pursuant to the Plan in respect of any such Claim, any claims of any nature whatsoever that the Debtor may have against any Holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim it may have against such claimant.

7.5

Initial Distribution.  As soon as practicable after the Effective Date and the establishment of the Creditors’ Fund, and subject to other specific provisions of the Plan, the Disbursing Agent shall make prompt distributions (a) to the Holders of Allowed Claims from the Creditors’ Fund of Cash, and (b) to the Holder of TruPS Claims, their Company Preferred Stock, unless directed to issue or deposit such shares of Company Preferred Stock into the Creditors’ Trust in accordance with the priority scheme and schedule set forth in the Plan.

7.6

Date of Distributions.  All distributions made on account of any Allowed Claims and Equity Interests provided for under this Plan shall be deemed made on the Effective Date, notwithstanding the fact that any such distribution may actually occur, or will have been made sometime after that date.  Distributions made after the Effective Date to Holders of Disputed

7.7

Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

7.8

Minimum Distributions.  The Debtor shall not be required to make a distribution of less than $1.00 unless contacted in writing by the Claim Holder entitled to such distribution.  Any retained distributions shall be held in the Expense Reserve for Plan Expenses.  When the Disbursing Agent determines that the Expense Reserve for Plan Expenses is no longer necessary, any remaining funds will be redistributed to Equity Interest Holders in Ratable Shares.  If the total amount of remaining funds is less than $250, the money may be donated to the American Red Cross or United Way of Milwaukee County.

7.9

Unclaimed Property.  If any distribution remains unclaimed for a period of ninety (90) days after it has been delivered (or attempted to be delivered) to the Holder entitled thereto in accordance with the Plan, such unclaimed property shall be forfeited by such Holder whereupon all right, title and interest in and to the unclaimed property shall revest in the Estate as Estate Funds to be distributed in Ratable Shares in accordance with the Plan.

7.10

Withholding Taxes, Tax Allocations and Tax Treatment.  Any federal, state, or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder.  All Persons holding Allowed Claims shall be required to provide any information necessary to effect the withholding of such tax.  Distributions in respect of Claims shall be allocated first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent it exceeds the principal amount, if at all, to any portion of such Claims for accrued but unpaid interest.  The exchange of the TruPS Claims for the Company Preferred Stock should constitute a recapitalization under Tax Code Section 368(a)(1)(E) and, for tax purposes, the parties shall report such exchange consistent therewith.

7.11

Fractional Cents.  Any other provision of this Plan to the contrary notwithstanding, no payment of fractions of cents will be made.  Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

ARTICLE VIII
PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

8.1

Disputed Claims Process.  Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtor and all Creditors shall have the right to make and file objections to Claims or Equity Interests for a 60 day period following the Effective Date.  The Bankruptcy Court shall retain jurisdiction over such objections.  All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections without Court approval.  Unless otherwise ordered by the Bankruptcy Court, the Reorganized Debtor shall file all objections to Administrative Expense Claims, Claims, or Equity Interests that are the subject of Proofs of Claim or requests for payment Filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the Holders of the Administrative Expense Claims, Claims, or Equity Interests as to which the objections are made as soon as is practicable, but in no event later than: (a) ninety (90) days after the Effective Date or the date on which a Proof of Claim or request for payment is filed with the Bankruptcy Court; or (b) such later date as may be determined by the Bankruptcy Court upon a motion which may be made without further notice or hearing.

8.2

Disputed Amounts in Debtor’s Records and Books.  Unless disputed by a Holder of a Claim or otherwise provided herein, the amount set forth in the books and records of the Debtor shall constitute the amount of the Allowed Claim of such Holder.  If any such Holder of a Claim disagrees with the Debtor’s books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtor in writing, in which event the Claim will become a Disputed Claim.  The Debtor intends to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court.  Nevertheless, the Debtor may, in its discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtor reserves the right to compromise, settle, withdraw, or litigate to judgment any objections to Claims for which a Proof of Claim is Filed.

The Debtor or Reorganized Debtor, as applicable, may, at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or the Reorganized Debtor, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  Each of the aforementioned objection, estimation, and resolution procedures are cumulative and are not exclusive of one another.

8.3

No Distributions Pending Allowance.  Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim Equity Interest becomes an Allowed Claim and Equity Interest.

8.4

Distributions After Allowance.  To the extent that a Disputed Claim or Equity Interest ultimately becomes an Allowed Claim or Equity Interest, a distribution on account of such Allowed Claim or Equity Interest shall be made from the Disputed Claim Fund to the Holder of such Allowed Claim or Equity Interest in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Equity Interest becomes a Final Order, the Debtor shall provide to the Holder of such Claim or Equity Interest the distribution to which such Holder is entitled under the Plan as if the Disputed Claim or Equity Interest had been an Allowed Claim or Equity Interest on the Initial Distribution Date, without any post-Effective Date interest thereon.

8.5

Excess Funds in the Disputed Claim Reserve.  As Disputed Claims or Equity Interests become Allowed Claims or Equity Interests, to the extent that the amount of Estate Funds reserved by the Disbursing Agent on account of any Disputed Claim or Equity Interest exceeds the amount that would be distributable on account of the Claim or Equity Interest which becomes an Allowed Claim or Equity Interest, such excess shall be available to increase or replenish the Expense Reserve in the event that the Disbursing Agent, deems such increase to be necessary.  Any amount in the Disputed Claim Reserve remaining after the last Disputed Claim has become an Allowed Claim or Equity Interest, and has been paid, shall be transferred to the Creditors’ Fund, pending Final Distribution.

ARTICLE IX
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1

Assumption or Rejection of Contracts and Leases.  The Filing of this Plan shall constitute a motion by the Debtor to assume, as of the Effective Date, all Executory Contracts and Unexpired Leases to which the Debtor is a party, except for any Executory Contract or Unexpired Lease that, prior to the Effective Date, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court; (b) previously expired or terminated pursuant to its own terms; or (c) is the subject of a separate then pending motion filed under section 365 of the Bankruptcy Code by the Debtor.

9.2

Bar to Rejection Damage Claims.  In the event that the rejection of an Executory Contract or Unexpired Lease by the Debtor or Reorganized Debtor results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a Filed Proof of Claim, shall be forever barred and shall not be enforceable against the Reorganized Debtor or Property of the Estate unless a proof of such Claim is Filed with the Bankruptcy Court and served upon counsel for the Debtor or Reorganized Debtor on or before thirty (30) days after the entry of an order by the Bankruptcy Court, which may be the Confirmation Order, authorizing rejection of a particular Executory Contract or Unexpired Lease.  No further notice of the rejection of an Executory Contract or Unexpired Lease shall be provided by the Debtor or the Estate, other than the Confirmation Order.

9.3

Indemnification Obligations.  The obligations of the Debtor pursuant to, or under, its articles of incorporation, bylaws, contracts, applicable state law, or otherwise to indemnify its directors and officers who were or are directors or officers, respectively, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under the Plan.

ARTICLE X
CONDITIONS PRECEDENT TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

10.1

Conditions Precedent to Confirmation.  The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3, below, of the Plan:

(a)

The Classes of Holders of each of the Impaired Class of Claims and Equity Interests shall have voted to accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code; and

(b)

The Plan, the Plan Supplement and all exhibits thereto shall be filed with the Bankruptcy Court at least fourteen (14) days prior to the Confirmation Hearing.

10.2

Conditions Precedent to Consummation of the Plan.  The consummation of the Plan is subject to satisfaction of the following conditions which must be satisfied or waived pursuant to Section 10.3, below:

(a)

The Confirmation Order, in form and substance satisfactory to the Debtor shall have been entered by the Clerk of the Bankruptcy Court and such Order shall have become a Final Order;

(b)

The Creditors’ Trust Agreement shall have been executed and delivered by all of the Persons that are parties thereto, and all conditions precedent to the Consummation thereof shall have been waived or satisfied in accordance with the terms thereof;

(c)

All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws;

(d)

The statutory fees owing to the United States Trustee shall have been paid in full;

(e)

Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Article XII of the Plan shall be reasonably acceptable to the Debtor; and

(f)

The Debtor shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan.

10.3

Waiver of Conditions Precedent.  Each of the conditions precedent in Section 10.1 and Section 10.2 hereof may be waived, in whole or in part, by the Debtor.  Any such waivers of a condition precedent may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.  A request by the Debtor to confirm the Plan by cramdown, notwithstanding rejection of the Plan by an Impaired Class of Creditors or Equity Interest Holders, shall constitute a waiver of Section 10.1(a).

10.4

Effect of Failure of Conditions.  In the event that one or more of the conditions specified in Article II of the Plan have not occurred on or before 90 days after the Confirmation Date or have not been waived pursuant to Article III hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor’s obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any Person in any further proceeding involving the Debtor.

10.5

Alternatives to Confirmation and Consummation of the Plan.  If the Plan is not confirmed and consummated, the Debtor’s alternatives include (i) liquidation of the Debtor under Chapter 7 of the Bankruptcy Code, and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

ARTICLE XI
EFFECT OF CONFIRMATION

11.1

Vesting of Assets.  On the Effective Date, the Debtor, its Property, its interests in Property and its operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the Estate of the Debtor shall vest in the Reorganized Debtor.  From and after the Effective Date, the Reorganized Debtor may operate its business and may use, sell, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.  The Reorganized Debtor shall be bound to all terms and conditions of the Plan which bind the Debtor.

11.2

Discharge of Claims.  Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Equity Interest based upon such Claim, debt, right, or Equity Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Equity Interest based upon such Claim, debt, right, or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Equity Interest has accepted the Plan.  Except as otherwise provided in the Plan, any default by the Debtor or its Affiliates with respect to any Claim or Equity Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

11.3

Term of Injunctions or Stays.  Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.  Furthermore, all Creditors shall be enjoined from the commencement or continuation of any action or proceeding against the Reorganized Debtor, the Creditors’ Fund, the Creditors’ Trust, the Expense Reserve, or Disputed Claims Fund following the Effective Date, except for actions or proceedings filed in the Bankruptcy Court for the purpose of enforcing the terms of the Plan.

11.4

Indemnification Obligations.  Subject to the occurrence of the Effective Date, the obligations of the Debtor and the Estate, only to the extent permitted under the laws of the State of Wisconsin, to indemnify, defend or reimburse directors or officers who were or are directors or officers of the Debtor, respectively, against any claims or causes of action as provided in the Debtor’s articles of incorporation, bylaws, applicable state law or contract shall survive Confirmation of the Plan, remain unaffected thereby and not be discharged.

ARTICLE XII
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, but subject to Section 1812(j) of the FDIA, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case and all matters, arising out of, or related to, the Chapter 11 Case and the Plan including jurisdiction to:

(a)

Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Equity Interests;

(b)

Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)

Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtor amending, modifying, or supplementing, after the Effective Date, pursuant to

Section 13.2 of the Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

(d)

Ensure that Distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan;

(e)

Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving Debtor that may be pending on the Effective Date;

(f)

Adjudicate, decide, or resolve any and all matters related to Causes of Action;

(g)

Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)

Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(i)

Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)

Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

(k)

Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation or enforcement of the Plan;

(l)

Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)

Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(n)

Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

(o)

Adjudicate any and all disputes arising from or relating to distributions under the Plan;

(p)

Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(q)

Determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(r)

Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(s)

Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(t)

Hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(u)

Enforce all orders previously entered by the Bankruptcy Court;

(v)

Hear any other matter not inconsistent with the Bankruptcy Code; and

(w)

Enter an order concluding or closing the Chapter 11 Case.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1

Payment of Statutory Fees.  All fees payable under Section 1930, Chapter 123, Title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.  Any fees accrued after the Effective Date shall be paid in the ordinary course of the Debtor’s business as required by statute.

13.2

Modification of Plan.  Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Estate may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that the material amendment of or modification to the Plan shall be made only with the approval of Holders of a majority in Claim amount in each Class entitled to vote to accept or reject the Plan.

13.3

Section 1146 Exemption.  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed or trust or other security interest, the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.  All sale transactions approved by the Bankruptcy Court through and including the Effective Date, notwithstanding the date of consummation of such sale transaction, including, without limitation, the sales, if any, by the Debtor of owned Property or assets pursuant to section 363(b) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

13.4

Administrative Expenses Incurred After the Confirmation Date.  Administrative expenses incurred by the Debtor or the Estate after the Confirmation Date, including (without limitation) Claims for Professionals’ fees and expenses, shall not be subject to application and may be paid by the Debtor or the Estate, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no Claims for Professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

13.5

Section 1125(e) of the Bankruptcy Code.  As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtor (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and therefore are not and will not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan.

13.6

Compliance with Tax Requirements.  In connection with the Consummation of the Plan, the Reorganized Debtor and the President shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

13.7

Severability of Plan Provisions.  In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

13.8

Notices.  Any notice, request, or demand to or upon the Debtor shall be in writing (including by facsimile transmission and e-mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission and/or e-mail, when received and telephonically confirmed, addressed as follows to the Debtor or the Estate:

To the Debtor:	Carla O. Andres Godfrey & Kahn S.C. 780 North Water Street Milwaukee, WI 53022 Fax: (414) 273-5198 candres@gklaw.com

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13.9

Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtor, the Holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Estate.

Dated: July 16, 2009.

CIB MARINE BANCSHARES, INC.

By: /s/ John P. Hickey
John P. Hickey, President

GODFREY & KAHN, S.C.

By: /s/ Carla O. Andres Carla O. Andres Timothy F. Nixon 780 North Water Street Milwaukee, WI 53202 Telephone: (414) 273-3500 Facsimile: (414) 273-5198

Proposed Counsel for CIB Marine Bancshares, Inc.